Exhibit 99.1

Funko Reports Third Quarter 2018 Financial Results

And Raises Full Year 2018 Outlook

Third Quarter Sales Increased 24% to $177 Million

EVERETT, Wash. November 8, 2018-- Funko, Inc. ("Funko,” or the “Company”) (Nasdaq: FNKO), a leading pop culture consumer products company, today reported its consolidated financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights Versus Third Quarter 2017

•	Net sales increased 24% to $176.9 million
•	Gross profit[1] increased 16% to $68.0 million
•	Gross margin[1] decreased 250 basis points to 38.4%
•	Income from operations decreased 3% to $16.8 million, due to $3.7 million in certain non-recurring items
•	Net income decreased 2% to $8.1 million and earnings per diluted share were $0.08
•	Adjusted pro forma net income[2] improved $7.7 million to $13.8 million and adjusted pro forma earnings per diluted share[2] were $0.27
•	Adjusted EBITDA[2] increased 26% to $34.1 million

“Our strong portfolio of properties and products, and our growing network of retail partners allowed us to achieve very strong third quarter growth in sales,” said Brian Mariotti, Funko’s CEO. “We have delivered great results in every quarter since our IPO last year, despite a retail landscape that companies in the toy industry have described as challenging.”

“Consumers, retailers and entertainment brands around the world increasingly count on the Funko platform, with its unique designs, speed-to-market and dynamic merchandising to deliver products that connect fans to the properties they love. We are excited about the early performance of recently launched licenses and categories, and look forward to 2019, which

[1]

Gross profit is calculated as net sales less cost of sales (excluding depreciation and amortization).   Gross margin is calculated as net sales less cost of sales (excluding depreciation and amortization) as a percentage of net sales.

[2]

Adjusted pro forma net income, adjusted pro forma earnings per diluted share, EBITDA and adjusted EBITDA are non-GAAP measures. For a reconciliation of adjusted pro forma net income, adjusted pro forma earnings per diluted share, EBITDA and adjusted EBITDA to U.S. GAAP net income, please refer to the “Non-GAAP Financial Measures” section of this press release.

looks to be a banner year for pop culture content, and one in which we plan to continue to expand into new categories and engage with our fans in exciting ways.”

Third Quarter 2018 Financial Results

Net sales increased 24% to $176.9 million in the third quarter of 2018 from $142.8 million in the third quarter of 2017. The increase was primarily driven by the continued expansion of products and properties in the Company’s portfolio.

In the third quarter of 2018, the number of active properties increased 38% to 553 from 400 and net sales per active property decreased 10%. On a geographical basis, net sales in the United States increased 16% to $121.3 million and net sales internationally increased 44% to $55.6 million primarily due to growth in Europe. On a product category basis, net sales of figures increased 24% to $141.8 million and net sales of other products increased 26% to $35.2 million versus the third quarter of 2017.

The tables below show the breakdown of net sales on a geographical and product category basis (in thousands):

	Three Months Ended September 30,		Period Over Period Change
	2018	2017	Dollar	Percentage
Net sales by geography:
United States	$121,316	$104,234	$17,082	16.4%
International	55,599	38,578	17,021	44.1%
Total net sales	$176,915	$142,812	$34,103	23.9%

	Three Months Ended September 30,		Period Over Period Change
	2018	2017	Dollar	Percentage
Net sales by product:
Figures	$141,762	$114,819	$26,943	23.5%
Other	35,153	27,993	7,160	25.6%
Total net sales	$176,915	$142,812	$34,103	23.9%

Gross margin1 in the third quarter of 2018 decreased 250 basis points to 38.4% compared to 40.9% in the third quarter of 2017. The lower gross margin1 in the third quarter of 2018 reflected a reduction in the average sales price to our European customers due in part to an increase in shipments directly from our factories for which we generally provide sales discounts, as well as selective price reductions in Europe to better align global product pricing following the Underground Toys acquisition.

SG&A expenses increased 27% to $41.3 million in the third quarter of 2018 from $32.5 million in the third quarter of 2017. The majority of the increase was driven by growth in the business, including incremental expenses associated with the Company’s direct distribution model in Europe, our Loungefly operations and Funko Animation Studios. More specifically, personnel

[1] Gross margin is calculated as net sales less cost of sales (excluding depreciation and amortization) as a percentage of net sales.

and commission expenses increased $3.9 million (which includes $1.0 million of severance costs), primarily driven by the buildout of the Company’s sales, operating and administrative teams worldwide, equity-based compensation increased $3.0 million, and facilities and rent expenses increased $1.9 million, primarily due to new facilities in Europe. In addition, the Company incurred approximately $2.7 million in transaction costs and other non-recurring expenses of which the majority is related to a one-time $2.0 million consent fee related to certain existing license agreements which we expect to pay in connection with the renewal of such licensing agreements.

Depreciation and amortization expense increased 18% to $10.0 million in the third quarter of 2018 from $8.4 million in the third quarter of 2017. The majority of the increase was from higher depreciation on mold and tooling costs as the Company continues to expand its product offerings and make leasehold improvements at its corporate offices and warehouse facilities.

Net interest expense decreased 37% to $5.8 million in the third quarter of 2018 from $9.1 million in the third quarter of 2017 due to lower debt levels and lower rates on borrowings.

The Company ended the third quarter of 2018 with net debt of $248.5 million, which includes total debt of $259.1 million less cash and cash equivalents of $10.6 million. See additional information regarding net debt under “Non-GAAP Financial Measures” below. Inventory was $81.2 million on September 30, 2018, versus $79.1 million on December 31, 2017, and $78.8 million on September 30, 2017.

Increased 2018 Outlook

For the full year 2018, Funko now expects net sales to be in a range of approximately $645 million to $650 million, up from a range of $620 million to $630 million in the outlook presented on August 9, 2018. Adjusted EBITDA is now expected to be in a range of approximately $108 million to $112 million, compared to a range of $104 million to $112 million in the August outlook. Adjusted Pro Forma EPS is now expected to be in a range of $0.68 to $0.73, up from a range of $0.60 to $0.70 in the August outlook. The Adjusted Pro Forma EPS is based on estimated adjusted pro forma average diluted shares outstanding of 51.5 million for the full year 2018.

A table summarizing this outlook has been provided at the end of this release.

Subsequent Events

On October 22, 2018, the Company closed a previously announced refinancing of its term loan and revolving credit facility with a group of lenders led by PNC Capital Markets and JPMorgan Chase Bank. Under the terms of the new facilities (the details of which are included in a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2018), the Company’s annual interest costs will be reduced significantly, beginning in the fourth quarter of 2018. The Company also expects to incur a one-time, non-cash charge of approximately $4.5 million for the write-off of remaining capitalized financing costs in the fourth quarter of 2018.

Conference Call and Webcast

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, November 8, 2018, to further discuss its third quarter results. Investors and analysts can participate on the conference call by dialing (877) 407-9039 or (201) 689-8470. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investor.funko.com/. The replay of the webcast will be available for one year.

About Funko

Headquartered in Everett, Washington, Funko is a leading pop culture consumer products company. Funko designs, sources and distributes licensed pop culture products across multiple categories, including vinyl figures, action toys, plush, apparel, housewares and accessories for consumers who seek tangible ways to connect with their favorite pop culture brands and characters. Learn more at https://funko.com/, and follow us on Twitter (@OriginalFunko) and Instagram (@OriginalFunko).

Presentation

This press release presents historical results of Funko, Inc. for the third quarter ended September 30, 2018, and of Funko Acquisition Holdings, LLC (“FAH, LLC”), the predecessor of Funko, Inc. for financial reporting purposes, for the third quarter ended September 30, 2017. The initial public offering (“IPO”) and related reorganization transactions (the “Transactions”) that occurred on or before November 6, 2017 resulted in the Company being the sole managing member of FAH, LLC. As a result, the Company consolidates the financial results of FAH, LLC and reports a non-controlling interest in its consolidated financial statements. Accordingly, the historical results of FAH, LLC do not purport to reflect what the results of operations of Funko, Inc would have been had the Company’s IPO and related transactions occurred prior to such periods. As the Transactions are considered transactions among entities under common control, the financial statements for the periods prior to the IPO and related transactions have been adjusted to combine the previously separate entities for presentation purposes. Unless otherwise indicated, all financial comparisons in this press release compare our financial results from the third quarter of 2018 to our financial results from the third quarter of 2017.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial results, the underlying trends in our business, growing demand for our products, our potential for growth, potential product launches in the fourth quarter of 2018, anticipated charges relating to our debt instruments, and future opportunities. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our actual financial results for the year ending December 31, 2018 may differ from the anticipated results disclosed in this press release; our ability to maintain and realize the full value of our license agreements; the ongoing level of popularity of our products with consumers; changes in the retail industry and markets for our consumer products; our ability to maintain our relationships with retail customers and distributors; our ability to compete effectively; fluctuations in our gross margin; our dependence on content development and creation by third parties; our ability to develop and introduce products in a timely and cost-effective manner; our ability to obtain, maintain and protect our intellectual property rights or those of our licensors; potential violations of the intellectual property rights of others; our ability to attract and retain qualified employees and maintain our corporate culture; risks associated with our international operations; changes in U.S. tax law; foreign currency exchange rate exposure; the possibility or existence of global and regional economic downturns; our dependence on vendors and outsourcers; risks relating to government regulation; risks relating to litigation, including products liability claims and securities class action litigation; any failure to successfully integrate or realize the anticipated benefits of acquisitions or investments; reputational risk resulting from our e-commerce business and social media presence; risks relating to our indebtedness and our ability to secure additional financing; the potential for our electronic data to be compromised; the influence of our significant stockholder, ACON, and the possibility that ACON’s interests may conflict with the interests of our other stockholders; risks relating to our organizational structure; volatility in the price of our Class A common stock; and the potential that we will fail to establish and maintain effective internal control over financial reporting. These and other important factors discussed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2017 and our quarterly report on Form 10-Q for the three and nine months ended September 30, 2018 and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations:

Sean McGowan, Liolios

FNKO@liolios.com

949-574-3860

Media:

Jessica Piha, Funko

jessicap@funko.com

425-783-3616

Funko, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per share data)
Net sales	$176,915	$142,812	$452,849	$346,610
Cost of sales (exclusive of depreciation and amortization shown separately below)	108,898	84,387	280,536	214,453
Selling, general, and administrative expenses	41,267	32,511	110,306	83,412
Acquisition transaction costs	-	136	28	3,222
Depreciation and amortization	9,961	8,433	28,912	22,755
Total operating expenses	160,126	125,467	419,782	323,842
Income from operations	16,789	17,345	33,067	22,768
Interest expense, net	5,750	9,091	17,230	23,768
Other (income) expense, net	1,434	(32)	2,594	(145)
Income (loss) before income taxes	9,605	8,286	13,243	(855)
Income tax expense	1,519	22	2,049	1,046
Net income (loss)	8,086	8,264	11,194	(1,901)
Less: net income attributable to non-controlling interests	6,056	-	7,848	-
Net income (loss) attributable to Funko, Inc.	$2,030	$8,264	$3,346	$(1,901)

Earnings per share of Class A common stock (1):
Basic	$0.09		$0.14
Diluted	$0.08		$0.13
Weighted average shares of Class A common stock outstanding (1):
Basic	23,765		23,484
Diluted	26,286		25,124

(1)	Basic and diluted earnings per Class A common stock is applicable only for the period after the Company’s initial public offering.

Funko, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2018	2017
	(In thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$10,576	$7,728
Accounts receivable, net	127,026	115,478
Inventory	81,206	79,082
Prepaid expenses and other current assets	25,302	21,727
Total current assets	244,110	224,015
Property and equipment, net	44,469	40,438
Goodwill	112,977	110,902
Intangible assets, net	237,518	250,649
Deferred tax asset	5,795	51
Other assets	3,896	4,258
Total assets	$648,765	$630,313
Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$54,899	$10,801
Current portion long-term debt, net of unamortized discount	7,973	7,928
Accounts payable	34,978	53,428
Income taxes payable	2,371	2,268
Accrued royalties	31,494	25,969
Accrued expenses and other current liabilities	31,066	27,032
Current portion of contingent consideration	2,500	2,500
Total current liabilities	165,281	129,926
Long-term debt, net of unamortized discount	196,181	215,170
Deferred tax liability	65	588
Deferred rent and other long-term liabilities	10,820	3,474
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 24,701 and 23,338 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	2	2
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 23,665 and 24,976 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	2	2
Additional paid-in-capital	142,426	129,320
Accumulated other comprehensive income	163	802
Retained earnings	4,387	1,041
Total stockholders' equity attributable to Funko, Inc.	146,980	131,167
Non-controlling interests	129,438	149,988
Total stockholders' equity	276,418	281,155
Total liabilities and stockholders' equity	$648,765	$630,313

Funko, Inc. and Subsidiaries

Non-GAAP Financial Measures

Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), earnings per share or any other performance measure derived in accordance with U.S. GAAP. We define Adjusted Pro Forma Net Income as net income attributable to Funko, Inc adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units and options in FAH, LLC (or the common unit equivalent of profit interests in FAH, LLC for periods prior to the IPO) for newly issued-shares of Class A common stock of Funko, Inc. and further adjusted for the impact of certain non-cash charges and other items that we do not consider in our evaluation of ongoing operating performance.  These items include, among other things, reallocation of net income attributable to non-controlling interests, monitoring charges, non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, acquisition transaction costs, foreign currency transaction gains and losses and other unusual or one-time items, and the income tax expense effect of (1) these adjustments and (2) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO.  We define Adjusted Pro Forma Earnings per Diluted Share as Adjusted Pro Forma Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (1) the full exchange of all outstanding common units and options in FAH, LLC (or the common unit equivalent of profits interest in FAH, LLC for periods prior to the IPO) for newly issued-shares of Class A common stock of Funko, Inc. and (2) the dilutive effect of stock options and unvested common units, if any. We define EBITDA as net income (loss) before interest expense, net, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for monitoring fees, non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, acquisition transaction costs, foreign currency transaction gains and losses and other unusual or one-time items.  We caution investors that amounts presented in accordance with our definitions Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA in the same manner. We present Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.  Management uses Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; as a consideration to assess incentive compensation for our employees; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business.

By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our senior secured credit facilities use Adjusted EBITDA to measure our compliance with covenants such as senior leverage ratio. Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in this press release as indicators of financial performance. Some of the limitations are:

  • such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

  •such measures do not reflect changes in, or cash requirements for, our working capital needs;

•such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

  •although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

• other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share and Adjusted EBITDA include adjustments for non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, acquisition transaction costs, foreign currency transaction gains and losses, and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share and Adjusted EBITDA include adjustments for other items, such as monitoring fees, that we do not expect to regularly record following our IPO. Each of the normal recurring adjustments and other adjustments described herein and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

In addition, this press release refers to the non-GAAP financial measure Net Debt, which consists of total debt as reported on the consolidated balance sheet less cash and cash equivalents. Management believes that Net Debt provides useful information to investors because it shows the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

The following tables reconcile Adjusted Pro Forma Net Income, Adjusted Pro Forma Earnings per Diluted Share, EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP financial performance measure, which is net income (loss) (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except per share data)
Net income (loss) attributable to Funko, Inc.	$2,030	$8,264	$3,346	$(1,901)
Reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock (1)	6,056	—	7,848	—
Monitoring fees (2)	—	489	—	1,470
Equity-based compensation (3)	3,607	583	5,750	4,328
Earnout fair market value adjustment (4)	—	22	—	30
Inventory step-up (5)	—	—	—	2,630
Acquisition transaction costs and other expenses (6)	2,663	136	2,691	4,311
Severance costs (7)	1,031	—	1,031	-
Foreign currency transaction (gain) loss (8)	1,434	(32)	2,594	(145)
Income tax (expense) benefit (9)	(3,066)	(3,411)	(4,278)	(3,214)
Adjusted pro forma net income	13,755	6,051	18,982	7,509

Weighted-average shares of Class A common stock outstanding-basic	23,765		23,484
Equity-based compensation awards and common units of FAH, LLC that are convertible into Class A common stock	27,682		27,046
Adjusted pro forma weighted-average shares of Class A stock outstanding - diluted	51,447		50,530
Adjusted pro forma earnings per diluted share	$0.27		$0.38

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(amounts in thousands)
Net income (loss)	$8,086	$8,264	$11,194	$(1,901)
Interest expense, net	5,750	9,091	17,230	23,768
Income tax expense (benefit)	1,519	22	2,049	1,046
Depreciation and amortization	9,961	8,433	28,912	22,755
EBITDA	$25,316	$25,810	$59,385	$45,668
Adjustments:
Monitoring fees (2)	—	489	—	1,470
Equity-based compensation (3)	3,607	583	5,750	4,328
Earnout fair market value adjustment (4)	—	22	—	30
Inventory step-up (5)	—	—	—	2,630
Acquisition transaction costs and other expenses (6)	2,663	136	2,691	4,311
Severance costs (7)	1,031	—	1,031	—
Foreign currency transaction (gain) loss (8)	1,434	(32)	2,594	(145)
Adjusted EBITDA	$34,051	$27,008	$71,451	$58,292

(1)

Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock in periods in which income was attributable to non-controlling interests.

(2)

Represents monitoring fees paid pursuant to a management services agreement with ACON that was entered into in connection with the ACON Acquisition, which terminated upon the consummation of the IPO in November 2017.

(3)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(4)	Reflects the increase in the fair value of contingent liabilities incurred in connection with the Underground Toys acquisition.
(5)	Represents a non-cash adjustment to cost of sales resulting from the Underground Toys acquisition.
(6)

Represents legal, accounting, and other related costs incurred in connection with the IPO, acquisitions and other transactions.  Included for the three and nine months ended September 30, 2018 is a one-time $2.0 million consent fee related to certain existing license agreements which we expect to pay in connection with the renewal of such licensing agreements.

(7)	Represents severance costs incurred in connection with the departure of certain members of senior management, including the founders of Loungefly.
(8)	Represents both unrealized and realized foreign currency (gains) losses on transactions other than in U.S. dollars.
(9)

Represents the income tax expense (benefit) effect of (i) the above adjustments and (ii) the pass-through entity taxable income as if the parent company were a subchapter C corporation in periods prior to the IPO. This adjustment uses an effective tax rate of 25% for the three and nine months ended September 30, 2018 and 36.2% for the three and nine months ended September 30, 2017, respectively.

Guidance Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share

	Estimated Range for the Year Ended December 31, 2018
	(In millions except per share amounts)
Net income	$22.6	$25.5
Interest expense, net	22.1	22.3
Income tax expense	4.9	5.5
Depreciation and amortization	39.1	39.4
EBITDA	$88.7	$92.7
Adjustments:
Equity-based compensation (1)	8.4	8.4
Acquisition transaction costs and other expenses (2)	2.7	2.7
Severance costs (3)	1.1	1.1
Loss on extinguishment of debt	4.5	4.5
Foreign currency transaction (gain) loss (4)	2.6	2.6
Adjusted EBITDA	$108.0	$112.0

Net income	$22.6	$25.5
Equity-based compensation (1)	8.4	8.4
Acquisition transaction costs and other expenses (2)	2.7	2.7
Severance costs (3)	1.1	1.1
Loss on extinguishment of debt	4.5	4.5
Foreign currency transaction (gain) loss (4)	2.6	2.6
Income tax expense (5)	(6.8)	(7.0)
Adjusted net income	$35.1	$37.8

Weighted-average shares of Class A common stock outstanding	23.8	23.8
Equity-based compensation awards and common units of FAH, LLC that are convertible into Class A common stock	27.7	27.7
Adjusted weighted-average shares of Class A stock outstanding - diluted	51.5	51.5

Adjusted earnings per diluted share	$0.68	$0.73

(1)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(2)

Represents legal, accounting, and other related costs incurred in connection with the IPO, acquisitions and other transactions. Included for the year ended December 31, 2018 is a one-time $2.0 million consent fee related to certain existing license agreements which we expect to pay in connection with the renewal of such licensing agreements.

(3)	Represents severance costs incurred in connection with the departure of certain members of senior management, including the founders of Loungefly.
(4)	Represents both unrealized and realized foreign currency (gains) losses on transactions other than in U.S. dollars.

(5)

Represents the income tax expense (benefit) effect of (i) the above adjustments and (ii) the pass-through entity taxable income as if the parent company were a subchapter C corporation in periods prior to the IPO. This adjustment uses an effective tax rate of 25% for the year ended December 31, 2018.